SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 333-4554
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                 J.P. Morgan Commercial Mortgage Finance Corp.
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            (Exact name of registrant as specified in its charter)


                                60 Wall Street
                           New York, New York 10260
                                (212) 648-3636
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             (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)


                   Series 1997-SPTL-C1 Commercial Mortgage
             Pass-Through Certificates, Class A-1, A-2, B, C, D, X
          --------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                   None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
          Rule 12g-4(a)(1)(i)   / /      Rule 12h-3(b)(1)(ii)    / /
          Rule 12g-4(a)(1)(ii)  / /      Rule 12h-3(b)(2)(i)     / /
          Rule 12g-4(a)(2)(i)   / /      Rule 12h-3(b)(2)(ii)    / /
          Rule 12g-4(a)(2)(ii)  / /      Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)   / /

     Approximate number of holders of record as of the certification or notice date:
                    Class A-1:  4
                    Class A-2:  4
                    Class B:  3
                    Class C:  2
                    Class D:  2
                    Class X:  3




     Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Commercial Mortgage Finance Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:  January 29, 1998       BY:  /s/ Bianca A. Russo
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                                  Bianca A. Russo
                                  Vice President